UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 2, 2009
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 2, 2009, The Lubrizol Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the Initial Lenders named therein, KeyBanc Capital Markets, as joint lead arranger and sole bookrunner, PNC Capital Markets LLC, as joint lead arranger, PNC Bank, National Association, as syndication agent, and KeyBank National Association, as administrative agent (the “Agent”), whereby the Company may borrow an aggregate principal amount of $150,000,000. On February 5, 2009, pursuant to the Credit Agreement, the Company borrowed this amount under an unsecured amortizing term loan.
     The Company must pay interest no less frequently than quarterly. The term loan bears interest, at the Company’s option, at either an alternative base rate or a Eurodollar rate, in each case plus an applicable margin based on the Company’s credit rating. The alternative base interest rate is a fluctuating rate equal to 2.50% to 3.75%, depending on the Company’s credit rating, plus the greater of (i) KeyBank National Association’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the one-month Eurodollar rate plus 1.00%. The Eurodollar rate is a rate of interest based on LIBOR plus 2.50% to 3.75%, depending on the Company’s credit rating. The Company must repay the term loan in quarterly installments commencing April 30, 2010. Each of the first four installments will be in the amount of $9,375,000 and each of the next four installments will be in the amount of $15,000,000. The remaining outstanding principal balance will be due at maturity on February 2, 2012. The term loan may be prepaid without penalty.
     So long as any borrowings remain unpaid pursuant to the Credit Agreement, the Company must maintain (1) a ratio of consolidated debt to consolidated EBITDA (as defined in the Credit Agreement) of not greater than 3.50 : 1.00 for the 12-month period ended on the last business day of each fiscal quarter; provided, however, the $381,800,000 senior notes due October 1, 2009 to be repaid by the Company shall be excluded from the calculation of consolidated debt for all reporting periods ending prior to October 1, 2009; and (2) a ratio of consolidated EBITDA to cash interest payable on, and amortization of debt discount in respect of, all debt of the Company and its subsidiaries of not less than 3.50 : 1.00.
     If an event of default (as defined in the Credit Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare that the term loan and any accrued interest are due and payable by the Company.
     Certain of the lenders to the Credit Agreement and their affiliates have performed and may, from time to time in the future, engage in transactions with and perform commercial and investment banking and advisory services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses.
     The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation.
     The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed herewith:
10.1	Credit Agreement dated as of February 2, 2009 among The Lubrizol Corporation, the Initial Lenders named therein, KeyBanc Capital Markets, as joint lead arranger and sole bookrunner, PNC Capital Markets LLC, as joint lead arranger, PNC Bank, National Association, as syndication agent, and KeyBank National Association, as administrative agent.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: February 5, 2009
	By: Name:	/s/ Leslie M. Reynolds Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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